Exhibit 99.1

FOR IMMEDIATE RELEASE

ITG Announces Dismissal of Liquidnet Patent Infringement Lawsuit

NEW YORK, December 22, 2010 — Investment Technology Group, Inc. (NYSE: ITG), a leading agency research broker and financial technology firm, today announced that Judge Shira Scheindlin of the United States District Court for the Southern District of New York issued a 65-page ruling granting in its entirety ITG’s motion for summary judgment of non-infringement of U.S. Patent No. 7,136,834, held by Liquidnet Holdings, Inc.  Liquidnet had asserted that the ‘834 patent was infringed by the ITG Channel®, POSIT Alert® and Macgregor XIP® products. In her ruling, Judge Scheindlin held that ITG’s products do not infringe and that Liquidnet’s proposed construction of its patent was “simply not reasonable.”

Judge Scheindlin also denied Liquidnet’s motion for summary judgment seeking to dismiss a portion of ITG’s inequitable conduct claim against Liquidnet.  ITG has long maintained that the ‘834 patent is invalid and was obtained by inequitable conduct due to, among other reasons, Liquidnet’s failure to disclose the @Harborside system and a related patent application to the U.S. Patent and Trademark Office.  In her opinion Judge Scheindlin wrote, “Liquidnet is patently wrong” that there is no evidence that Liquidnet personnel knew about the Harborside patent application prior to filing its own patent application.

As a result of the ruling, Liquidnet’s patent infringement claims have been dismissed, while ITG will remain free to pursue its inequitable conduct and invalidity claims against Liquidnet.

“This decision vindicates our long-held position that ITG has not in any way infringed Liquidnet’s ‘834 patent,” said ITG’s CEO and President, Bob Gasser.  “ITG has a strong tradition of innovation and its own robust portfolio of intellectual property, with 17 patents to our name.  We are proud of our position as the preeminent provider of block liquidity to the institutional investment community.”

About ITG

Investment Technology Group, Inc., is an independent agency research broker that partners with asset managers globally to improve performance throughout the investment process. A leader in electronic trading since launching the POSIT® crossing network in 1987, ITG takes a consultative approach in delivering the highest quality institutional liquidity, execution services, analytical tools, and proprietary research insights grounded in data.  Asset managers rely on ITG’s independence, experience, and intellectual capital to help mitigate risk, improve performance, and navigate increasingly complex markets. The firm is headquartered in New York with offices in North America, Europe, and the Asia Pacific region. For more information on ITG, please visit www.itg.com.

ITG Media/Investor Contact:

J.T. Farley

(212) 444-6259